Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Telefónica, S.A. and Telefónica Emisiones, S.A.U. for the registration of ordinary shares of Telefónica, S.A. and the rights to subscribe to such ordinary shares and debt securities of Telefónica Emisiones, S.A.U. guaranteed by Telefónica, S.A. and such guarantees. We also consent to the incorporation by reference therein of our report dated February 23, 2017, with respect to the consolidated statement of financial position of Telefónica, S.A. and subsidiaries as of December 31, 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2016, before the effects of the retrospective adjustments related to the 2016 segment disclosures described in note 4 to the consolidated financial statements, included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, S.L.

Madrid, Spain

April 20, 2018